Exhibit 10.5

June 1, 2017

Paul C. Grint, M.D.

7757 Doug Hill Court

San Diego, CA 92127

Dear Paul:

We are pleased to confirm our offer of employment with AmpliPhi Biosciences Corporation (the “Company”), in the position of Chief Executive Officer (“CEO”) on the terms set forth in this letter agreement (the “Agreement”).

1.                   Position. As CEO, you will be responsible for managing the day to day operations and strategy of the Company and will report directly to the Board of Directors of the Company (the “Board”). You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board, you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. Such consent will not be unreasonably withheld for up to two director positions at companies that do not compete with the Company.

2.                   Salary. Your initial base salary will be paid at the annualized rate of $475,000 per year on the Company’s regular payroll dates and subject to approved deductions and required withholdings. Your salary will be reviewed from time to time by the Board or its compensation committee, and may be adjusted in the sole discretion of the Board or its compensation committee.

3.                   Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board or its compensation committee and provided to you. Your annual target performance bonus will initially be equal to 50% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee. Generally, you must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus, however if your employment is terminated during the year for any reason other than Cause (as defined below), you will remain eligible to be awarded a pro-rated portion of the performance bonus for the year in which your termination occurred, based on achievement of Company performance objectives, as determined by the Board or its compensation committee. Your annual target performance bonus, if any, shall be paid to you on or before March 15 of the year following the year to which it relates. Your annual target performance bonus percentage is subject to modification from time to time in the discretion of the Board or its compensation committee.

4.                   Equity Award. Upon your commencement of employment with the Company and subject to approval by the Board and, if deemed necessary, the Company’s shareholders, you will be granted an option under the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 475,189 shares of the Company’s common stock (the “Option”). The Option shall vest over time with respect to 40% of the total number of shares (the “Time-Based Shares”), conditioned upon your continuous service to the Company on the applicable vesting dates, as follows: i) 25% of the Time Based Shares shall vest on the first anniversary of your commencement of employment as the CEO and ii) thereafter the balance of the shares shall vest on the final day of each month in 36 equal installments. With respect to 60% of the total number of shares (the “Performance-Based Shares”), the Option shall vest based on the Board’s or its compensation committee’s determination of the achievement of corporate performance criteria. The corporate performance criteria applicable to the Performance-Based Shares shall be determined by the Board or its compensation committee, after consultation with you. The exercise price of the Option shall be the fair market value of the Company’s common stock on the date of grant in accordance with the Plan and shall be subject to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.

5.                   Benefits. You will be eligible to participate in the benefits made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

6.                   At-Will Employment. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

7.                   Termination. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from all offices and directorships, if any, then held with the Company or any subsidiary. In the event of termination of your employment with the Company, regardless of the reasons for such termination, the Company shall pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

8.                   Severance. You shall be eligible for the severance benefits described in this Section 8.

a.                   In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”), then, in addition to the Accrued Obligations, subject to your obligations below, you shall be entitled to receive an amount equal to twelve (12) months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described below (the “Severance Pay”).

b.                  The Severance Pay is conditional upon (i) your continuing to comply with your obligations under your PIIA (as defined in Section 11) during the period of time in which you are receiving the Severance Pay; (ii) your delivering to the Company an executed separation agreement and general release of claims in favor of the Company, in a form attached hereto as Exhibit A, within the time period set forth therein, which becomes effective in accordance with its terms, which shall be no later than sixty (60) days following your Separation from Service (the “Release”). The Severance Pay will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the sixtieth (60th) day following your Separation from Service, the Company will pay you in a lump sum the amount of the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day, with the balance of the Severance Pay being paid as originally scheduled.

c.                   “Cause” for purposes of your Severance Pay means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation this Agreement and your PIIA.

d.                  “Good Reason” for purposes of your Severance Pay means the occurrence at any time of any of the following without your prior written consent: (i) a material reduction in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) a material reduction in your base salary; or (iii) any willful failure or willful breach by the Company of any of its material obligations under this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. In order to terminate your employment under this Agreement for Good Reason, you must (1) provide written notice to the Company within ninety (90) days of the first occurrence of the events described above, (2) allow the Company at least thirty (30) days from such receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all position you then hold with the Company effective not later than the one-hundred eightieth (180th) day after the initial occurrence of such event.

9.                   Change in Control. If your Involuntary Termination occurs within one (1) month prior to, or twelve (12) months following a Change in Control (as defined in the Plan), the vesting of all of your outstanding equity awards (including the Option) that are subject to time-based vesting requirements (including the Time-Based Shares) shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such Involuntary Termination (or Change in Control, if later).

10.               Taxes. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you.

a.                   Section 409A. The Severance Pay provided in this Agreement is intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of Severance Pay is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Pay is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Pay shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee”, all amounts of Severance Pay will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

b.                  Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this this Section 10(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this this Section 10(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.               Other. As a condition of employment, you must read, sign and comply with the Company’s Proprietary Information and Invention Assignment Agreement (“PIIA”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Further, if requested by the Company, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company. If the Company desires that you complete a background check, you will be required to give your consent for the Company, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.

12.               Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this Agreement and returning it to us not later than June 1, 2017. This Agreement, together with your PIIA, sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified in any way except in a writing signed by the Chairman of the Board upon due authorization by the Board or its compensation committee and you. It shall be governed by California law, without regard to principles of conflicts of laws.

Sincerely,

/s/ Jeremy Curnock Cook

Jeremy Curnock Cook
Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ Paul C. Grint, M.D.
Paul C. Grint, M.D.

1st June 2017
Date

Exhibit A

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 8 of the Offer Letter Agreement between AmpliPhi Biosciences Corporation (the “Employer”), and me dated June 1, 2017 (the “Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and benefits pursuant to Section 8 of the Agreement. I therefore agree to the following terms:

1.                  Release of Claims. I voluntarily release and forever discharge the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, stockholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act;
•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Agreement); and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

I agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release, under any ongoing Company benefit plans or for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law. This release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

Nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

2.                  Ongoing Obligations. I reaffirm my ongoing obligations under the Agreement, including without limitation my obligations under Section 11 with respect to the Proprietary Information and Invention Assignment Agreement.

3.                  No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4.                  Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period of twenty-one (21) days from the date when it is tendered to me. In the event that I executed this Release within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Employer’s General Counsel within such twenty-one (21) day period; provided that I acknowledge that the Employer may change the designated recipient by notice. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Employer’s General Counsel or other Employer-designated recipient on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5.                  California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6.                  Other Terms.

(a)               Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)               Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)               Amendment. This Release may be amended only upon a written agreement executed by the Employer and me.

(d)               Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)               Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws principles of such State. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or me.

(f)                Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employer or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

Paul C. Grint, M.D.	Date